EX-99.B15-mbspca

                                  SERVICE PLAN
                               FOR CLASS A SHARES
                          (Adopted on October 1, 1993
                       and Restated on January 16, 1996)

This Plan is adopted by United Municipal Bond Fund, Inc. (the "Company"), pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act") to provide for payment by the Company of certain expenses in connection with the provision of personal services to the Company's Class A shareholders and/or maintenance of its Class A shareholder accounts. Payments under the Plan are to be made to Waddell & Reed, Inc. ("W&R") which serves as the principal underwriter for the Company under the terms of a written Service Agreement ("Agreement") separate and apart from the Underwriting Agreement pursuant to which W&R offers and sells the shares of the Company.

Service Fee

The Company is authorized to pay to W&R an amount not to exceed .25 of 1% of the average net assets of the Class A shares as a "service fee" to finance shareholder servicing by W&R, its affiliated companies and broker-dealers who may sell Class A shares and to encourage and foster the maintenance of Class A shareholder accounts. The amounts shall be payable to W&R monthly or at such other intervals as the board of directors may determine to reimburse W&R for costs and expenses incurred.

NASD Definition

For purposes of this Plan the "service fee" shall be considered a payment made by the Company for personal service and/or maintenance of Class A shareholder accounts, as such is now defined by the National Association of Securities Dealers, Inc. ("NASD"), provided, however, if the NASD adopts a definition of "service fee" for purposes of Article III, Section 26(b) of its Rules of Fair Practice that differs from the definition of "service fee" as presently used, or if the NASD adopts a related definition intended to define the same concept, the definition of "service fee" as used herein shall be automatically amended to conform to the NASD definition.

Quarterly Reports

W&R shall provide to the board of directors of the Company and the board of directors shall review at least quarterly a written report of the amounts so expended of the service fee paid or payable to it under this Plan and the purposes for which such expenditures were made.

Approval of Plan

This Plan shall become effective when it has been approved by a vote of at least a majority of the outstanding Class A voting securities of the Company (as defined in the Act) and by a vote of the board of directors of the Company and of the directors who are not interested persons of the Company and have no direct or indirect financial interest in the operation of the Plan or any agreement related to this Plan (other than as directors or shareholders of the Company) ("independent directors") cast in person at a meeting called for the purpose of voting on such Plan. The initial Agreement shall become effective the effective date of this Plan, provided, however, that it has been approved in accordance with the requirements of Rule 12b-1 under the Act.

Continuance

This Plan shall continue in effect for a period of one (1) year and thereafter from year-to-year only so long as such continuance is approved by the directors, including the independent directors, as specified hereinabove for the adoption of a Plan by the directors and independent directors.

Director Consideration

In considering whether to adopt, implement or continue this Plan, the directors shall have a duty to request and evaluate, and W&R shall have a duty to furnish, such information as may be reasonably necessary to an informed determination of whether this Plan should be adopted, implemented or continued.

Termination

This Plan may be terminated at any time by a vote of a majority of the independent directors of the Company or by a vote of the majority of the outstanding Class A voting securities of the Company without penalty. On termination, the payment of all service fees shall cease, and the Company shall have no obligation to W&R to reimburse it for any cost or expenditure it has made or may make to service Class A shareholder accounts.

Amendments

This Plan may not be amended to increase materially the amount to be spent for personal service and/or maintenance of shareholder accounts without approval of the Class A shareholders, and all material amendments of this Plan must be approved in the manner prescribed for the adoption of the Plan as provided hereinabove.

Directors

While this Plan is in effect, the selection and nomination of the directors who are not interested persons of the Company shall be committed to the discretion of the directors who are not interested persons of the Company.

Records

Copies of this Plan, the Agreement and reports made pursuant to this Plan shall be preserved as provided in Rule 12b-1(f) under the Act.